EXHIBIT 15
May 1, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 1, 2019 on our review of interim financial information of Sonoco Products Company, which appears in this Quarterly Report on Form 10-Q, is incorporated by reference in the Registration Statements on Form S-8 (File No. 333-206669, dated August 31, 2015 and as amended on November 1, 2017; File No. 333-206671, dated August 31, 2015; File No. 333-206672, dated August 31, 2015; File No. 333-206673, dated August 31, 2015; File No. 333-206674, dated August 31, 2015; and File No. 333-206675, dated August 31, 2015) and Form S-3 (File No. 333-213559, dated September 9, 2016) of Sonoco Products Company.

Very truly yours,

/s/PricewaterhouseCoopers LLP

Charlotte, North Carolina